EXHIBIT 99.1

For Immediate Release

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, WA 98033
(425) 576-3600

Contacts:
Investors: Alice Kang (425) 576-3696
Media: Susan Johnston (425) 576-3617

Nextel Partners Announces Exercise of Overallotment

Option for Additional $25 Million Convertible Senior Notes

KIRKLAND, Wa. —  June 6, 2003 - Nextel Partners, Inc. (NASDAQ: NXTP) today announced that the initial purchasers of $150 million of its 1½% Convertible Senior Notes due 2008 have elected to exercise their overallotment option to purchase an additional $25 million principal amount of such notes.  With this sale, gross proceeds from the offering total $175 million.  This transaction is expected to close on June 11, 2003 and is subject to standard closing conditions.

As previously announced, Nextel Partners intends to use the net proceeds of the offering for general corporate purposes, including potential opportunistic purchases of currently outstanding debt obligations.

The notes being sold by Nextel Partners and the underlying common stock issuable upon conversion of the notes have not been registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.  This press release does not constitute an offer to sell these securities nor is it a solicitation of an offer to purchase these securities.  The statements in this news release regarding future aspects relating to the offering and other statements which are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to market and competitive conditions, that may cause actual future experience and results to differ materially from the statements made.

# # #